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                                                                      EXHIBIT 15

                           CERTIFICATE OF DESIGNATION
                               OF SERIES B JUNIOR
                                PREFERRED STOCK
                                       OF
                         ALLIED WASTE INDUSTRIES, INC.


Pursuant to Section 151 of the Delaware General Corporation Law,

         We, Thomas H. Van Weelden, Chairman of the Board, President and Chief Executive Officer, and Steven Helm, Secretary, of Allied Waste Industries, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Amended Certificate of Incorporation of the Corporation, as amended, the Board of Directors on July 27, 1999 adopted the following resolution creating a series of 10,000 shares of Preferred Stock, par value $.10 per share, designated as Series B Junior Preferred Stock:

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended Certificate of Incorporation, as amended, a series of Preferred Stock, par value $.10 per share, of the Corporation be and it hereby is created, and that the designation and amount and relative rights, limitations and preferences thereof are as follows:

         Section 1.  Designation and Amount.  The shares of such series shall be
                     ----------------------
designated as "Series B Junior Preferred Stock" (the "Series B Preferred Stock"); the number of shares constituting such series shall be ten thousand (10,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation into Series B Preferred Stock.

         Section 2.  Preference.  The preferences of shares of Series B
                     ----------
Preferred Stock with respect to dividend payments or distributions upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, as the case may be, will be in every respect junior, and subordinate to preferences of every other share of any other series of preferred stock of the Corporation from time to time outstanding other than any series which by its terms is not senior, prior and superior to the preferences of the Series B Preferred Stock.


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         Section 3.  Dividends.  (a) Whenever the Corporation shall declare a
                     ---------
dividend on shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), following the first date of issuance of any shares of Series B Preferred Stock, the Corporation shall at the same time declare a dividend on shares of Series B Preferred Stock in a per share amount equal to the greater of (i) $100.00 and (ii) the Adjustment Number (as defined in Section
6) times the aggregate per share amount of cash and/or the per share amount (payable in kind) of all noncash dividends or other distributions declared on each share of Common Stock, other than a dividend payable in shares of Common Stock (by reclassification or otherwise), payable at the same time as any such dividend on the Common Stock. The declaration date, the record date and the payment date for any such dividends or other distributions on the Series B Preferred Stock shall be the same as those for the Common Stock. No other dividends shall be required to be paid on shares of the Series B Preferred Stock.

         (b) If, at any time when shares of Series B Preferred Stock are outstanding, the Corporation shall repurchase or offer to repurchase shares of Common Stock, then the Corporation shall offer to repurchase shares of Series B Preferred stock in such amounts which are in the same proportion to the amount of Common Stock repurchased or offered to be repurchased as the number of then outstanding shares of Series B Preferred Stock bears to the number of then outstanding shares of Common Stock and at such per share prices as are equal to the Adjustment Number times the per share amount offered to or paid to the holders of Common Stock.

         Section 4.  Voting Rights.  In addition to any voting rights to which
                     -------------
holders of shares of Series B Preferred Stock may be entitled under applicable law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

         (A) Each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes on all matters submitted to a vote of the holders of shares of Common Stock equal to the Adjustment Number.

         (B) Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class, and not as a separate class, on all matters submitted to a vote of stockholders of the Corporation.

         (C) The holders of shares of Series B Preferred Stock, voting separately as a class, shall (unless such directors have been elected by the holders of the Series A Senior Convertible Preferred Stock, par value $.01 per share, of the Corporation) have the right to elect the number of directors of the Corporation who are entitled to be elected pursuant to the Second Amended and Restated Shareholders Agreement, dated as of July 30, 1999, by and among the Corporation and the investors named therein, as such agreement may be amended from time to time.

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          (D) Without the consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting of stockholders called for such purpose, amend, alter or repeal any provision of, or add any provision to, the Corporation's certificate of incorporation or by-laws (by merger or otherwise) if such action would alter or change the powers, preferences, or special rights of the Series B Preferred Stock so as to affect them adversely, or increase or decrease (below the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of all outstanding securities issued by the Corporation, including, without limitation, the outstanding shares of Series A Convertible Preferred Stock) the number of shares of Series B Preferred Stock authorized hereby.

          Except as set forth herein, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

         Section 5.  Certain Restrictions.  (a)  If at any time any dividend on
                     --------------------
any Series B Preferred Stock shall not have been declared and paid in cash or in kind as provided in Section 3 hereof, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time as all accrued but unpaid dividends have been declared and paid in full as provided in Section 3 above.

         (b) During and until the expiration of a default period, the Corporation shall not declare or pay dividends or make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares (or any rights or warrants to purchase such shares) of any other capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with, or junior to, the Series B Preferred Stock.

         (c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with, or junior to, the Series B Preferred Stock unless the Corporation could, under paragraph (b) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

         Section 6.  Liquidation, Dissolution or Winding Up.  (a) Upon any
                      --------------------------------------
liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of any other capital stock of the Corporation junior to the shares of Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100.00 per share (the "Liquidation Preference"), plus all accrued but unpaid dividends thereon, whether or not earned, to the date fixed for liquidation, dissolution or winding up. Following the payment of the full amount of the

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Liquidation Preference, plus accrued but unpaid dividends, no additional distributions shall be made to the holders of shares of Series B Preferred Stock until and unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Catch-up") equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Liquidation Preference and the Common Catch-up in respect of all outstanding shares of Series B Preferred Stock and Common Stock, respectively, holders of shares of Series B Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such shares of Series B Preferred Stock and Common Stock, on a per share basis, respectively.

          (b) If there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series B Preferred Stock and such parity shares in proportion to their respective liquidation preferences. If there are not sufficient assets available to permit payment in full of the Common Catch-up, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          (c) "Adjustment Number" shall mean 10,000; provided, that if the Corporation shall at any time after July 30, 1999 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock (by stock split, reclassification or otherwise), or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7.  Consolidation, Merger, etc.  In case the Corporation shall
                     ---------------------------
enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

         Section 8.  Conversion.  (a) Immediately upon receipt of the
                     ----------
Stockholder Approval (as hereinafter defined), each outstanding share of Series B Preferred Stock shall automatically be converted into a number of fully paid, non-assessable shares of Common Stock equal to the Adjustment Number, without any further action of the holder of such shares and thereafter the holder shall have no rights as a holder of Series B Preferred Stock

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and no other rights against, or with respect to, the Corporation except (i)
dividends accrued with respect to the Series B Preferred Stock prior to receipt of the Stockholder Approval and (ii) as a holder of the shares of Common Stock into which the Series B Preferred Stock has been converted and the right to receive certificates representing such shares of Common Stock. Upon surrender of certificates which previously had represented such shares of Series B Preferred Stock in accordance with paragraph (b) of this Section 8, the Corporation shall deliver or cause to be delivered to such holder certificates representing such shares of Common Stock. (In no event shall the Corporation be required to issue fractional shares of Common Stock in connection with any conversion and, in lieu thereof, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of a share multiplied by (a) if the Common Stock is publicly traded on any national securities exchange, the average of the daily closing prices per share of Common Stock during the Measurement Period (as defined below) as reported (absent manifest error) in The Wall Street Journal, (b) if the Common Stock is not publicly traded on any national securities exchange, but traded over-the-counter, the average of the daily closing reported bid and asked prices of the Common Stock during the Measurement Period, as reported by Nasdaq or any comparable system (or if not so reported by Nasdaq or any comparable system, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose), or (c) if the Common Stock is not traded in such manner that the quotations referred to above are available for the Measurement Period, the fair market value of one share of Common Stock as determined in good faith by the Board of Directors. "Measurement Period" means, as of any date, the twenty consecutive trading days ending two trading days before such date. In lieu of paying cash on account of any fractional interests, the Corporation may, at its option, cause an agent to aggregate all fractional share interests and sell such aggregated number of shares on the open market in regular way brokerage transactions and cause the aggregate net proceeds (with all costs of sale and brokerage commissions deducted from the gross proceeds of such sale) to be paid pro rata to each person who otherwise would be entitled to receive cash in lieu of a fractional share interest).

         (b) Upon the surrender of the certificate or certificates which previously had represented shares of Series B Preferred Stock at any time following the conversion of shares of Series B Preferred Stock into shares of Common Stock at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series B Preferred Stock) at any time during normal business hours, the holder of such certificates shall be entitled to receive from the Corporation a certificate or certificates representing the shares of Common Stock into which the Series B Preferred Stock previously represented by the surrendered certificates has been converted. Whether or not such certificates are surrendered, such conversion will be deemed to have been effected as of the close of business on the date on which Stockholder Approval has been obtained, and, except as set forth above, at such time the rights of the holder of the converted Series B Preferred Stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for such

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Series B Preferred Stock had been issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

         (c) As promptly as practicable after such surrender, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Common Stock into which such shares of Series B Preferred Stock have been converted.

         (d) Shares of Series B Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

         (e) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, free of preemptive rights, solely for the purpose of issue upon the conversion of the Series B Preferred Stock as provided in this Section 8, such number of shares of Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Series B Preferred Stock.

         (f) The issuance of certificates for Common Stock upon the conversion of Series B Preferred Stock will be made without charge to the holders of such shares for any documentary, stamp, transfer or similar tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock issued or issuable upon the conversion of Series B Preferred Stock. However, if any such certificate is to be issued in a name other than that of the record holder of the share or shares of Series B Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

         (g) Certificates representing shares of Series B Preferred Stock shall note the automatic conversion of shares upon the occurrence of certain events as set forth in this Section.

         (h) For purposes of this Section, "Stockholder Approval" means any vote of the stockholders of the Company required to issue shares of Common Stock upon the conversion of the Series B Preferred Stock under the rules of any stock exchange or other self-regulatory authority applicable to the Corporation or, if no such vote is required, the delivery of a written statement by the Corporation to that effect to the record holders of the Series B Preferred Stock.

         (i) All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and non-assessable, not issued in violation of any preemptive rights arising under law or contract and free from all liens and adverse claims with respect to

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the issuance thereof, and the Corporation shall take no action which will cause a contrary result.

         (j) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any shares of Common Stock into which the shares of Series B Preferred Stock are then convertible is then listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

         Section 9.  No Redemption.  The shares of Series B Preferred Stock
                     -------------
shall not be redeemable.

         Section 10.  Reacquired Shares.  Any shares of Series B Preferred Stock
                      -----------------
which shall at any time have been redeemed, purchased or otherwise acquired by the Corporation (upon compliance with any applicable provisions of the laws of the State of Delaware) shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

         Section 11.  Fractional Shares.  Series B Preferred Stock may be issued
                      -----------------
in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

         Section 12.  Severability.  If any right, preference or limitation of
                      ------------
the Series B Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.




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         IN WITNESS WHEREOF, we have executed and subscribed this Certificate
this       day of July, 1999.

                                                /s/ Thomas H. Van Weelden
                                                --------------------------------
                                                Chairman of the Board, President
                                                and Chief Executive Officer


Attest:

/s/ Steve M. Helm
----------------------------------
Secretary

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